Exhibit 4.31

THIRD SUPPLEMENTAL INDENTURE

Third Supplemental Indenture (this “Third Supplemental Indenture”), dated as of October 17, 2014, among Wise Metals Group LLC, a Delaware limited liability company (the “Company”), Wise Alloys Finance Corporation, a Delaware corporation (“Wise Finance”, and together with the Company, the “Issuers”), the Guarantors party hereto, Wells Fargo Bank, National Association, as Trustee (as defined in the Indenture) and Wells Fargo Bank, National Association, as Collateral Agent (as defined in the Indenture).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture, dated as of December 11, 2013, as supplemented by the First Supplemental Indenture, dated as of April 16, 2014, and the Second Supplemental Indenture, dated as of June 4, 2014 (as so supplemented, the “Indenture”), providing for the issuance of the Issuers’ 8 3⁄4% Senior Secured Notes due 2018 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Issuers, any Guarantor, any other obligor under the Notes and the Trustee or Collateral Agent may amend any provision of the Indenture (other than certain provisions enumerated in Section 9.02 of the Indenture, none of which provisions are implicated hereby) with the written consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the then outstanding Notes and execute a supplemental indenture;

WHEREAS, on October 3, 2014, Constellium N.V., (“Constellium”) a public company with limited liability (naamloze vennootschap) incorporated under the laws of The Netherlands, entered into a Unit Purchase Agreement (the “Unit Purchase Agreement”) among Constellium, Wise Metals Holdings LLC (“Seller”), and Silver Knot, LLC, pursuant to which Constellium (or one of its wholly-owned direct or indirect subsidiaries) will purchase from Seller all right, title and interest of Seller in all of the issued and outstanding units of membership interest of Wise Intermediate Holdings, subject to the terms and conditions of the Unit Purchase Agreement (the “Transaction”);

WHEREAS, in connection with the Transaction, Constellium solicited on the Issuers’ behalf, and has received, consents upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated October 10, 2014 (the “Consent Solicitation Statement”), from Holders representing at least a majority in aggregate principal amount of the Issuers’ outstanding Notes to the amendments contemplated hereby;

WHEREAS, it is provided in Section 9.04 of the Indenture that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder;

WHEREAS the Issuers desire to execute this Third Supplemental Indenture embodying the modifications of the Indenture made and approved as aforesaid and have requested the Trustee and Collateral Agent to execute this Third Supplemental Indenture pursuant to Section 9.06 of the Indenture;

WHEREAS the sole member of the Company has authorized the Issuers to enter into this Third Supplemental Indenture for the purpose of embodying the modification of the Indenture made and approved as aforesaid; and

WHEREAS the Issuers represent that all acts and things necessary have happened, been done, and been performed, to make this Third Supplemental Indenture a valid and binding instrument, in accordance with its terms.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Amendments. Subject to Section 3 below, Section 1.01 of the Indenture is amended as follows:

(a) The following paragraph is added at the end of the definition of “Change of Control” in Section 1.01 of the Indenture:

“Notwithstanding the foregoing, the consummation of the transactions contemplated by the Unit Purchase Agreement, including the acquisition by Constellium or any of its direct or indirect wholly-owned subsidiaries of all right, title and interest of Wise Metals Holdings in all of the issued and outstanding units of membership interest of Wise Intermediate Holdings, shall not constitute a Change of Control hereunder.”

(b) The following definitions shall be added to Section 1.01 of the Indenture and placed in the appropriate alphabetical order:

“Constellium” means Constellium N.V., a public company with limited liability existing under the laws of the Netherlands.

“Silver Knot” means Silver Knot, LLC, a Delaware limited liability company acting as Wise Metal Holdings’ representative.

“Unit Purchase Agreement” means that Unit Purchase Agreement, dated as of October 3, 2014, among Constellium, Wise Metals Holdings and Silver Knot, as amended, modified or waived from time to time.

“Wise Metals Holdings” means Wise Metals Holdings LLC, a Delaware limited liability company.

“Wise Intermediate Holdings” means Wise Metals Intermediate Holdings LLC, a Delaware limited liability company.

(3) Effective Date. This Third Supplemental Indenture shall become effective on the date hereof, provided that the amendments to the Indenture set forth in Section 2 hereof shall not become operative until immediately prior to the effective time of the Transaction, at which time they will become automatically effective without any further action; provided, further, the amendments to the Indenture set forth in Section 2 hereof shall not become operative if the Consent Conditions are not fulfilled at or prior to July 3, 2015.

(4) Reversal. If Constellium (or one of its subsidiaries), on behalf of and as agent for the Issuers, does not pay the Consent Fee (as defined in the Consent Solicitation Statement) to the Paying Agent (as defined in the Consent Solicitation Statement) for the benefit of the Holders promptly (and in any event within 3 Business Days) after the effective time of the Transaction, the amendments set forth in Section 2 hereof shall cease to be operative, and the definition of “Change of Control” in the Indenture shall revert to the definition in effect prior to the execution of this Third Supplemental Indenture and the other amendments contemplated by Section 2 hereof shall be of no further effect. The Issuers shall promptly notify the Trustee in writing if the Consent Conditions are not fulfilled at or prior to July 3, 2015.

(5) Governing Law. This Third Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.

(6) Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers.

(9) Ratification of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(10) Severability. In case any provision in this Third Supplemental Indenture, the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(11) Successors. All agreements of the Issuers and Guarantors in this Third Supplemental Indenture shall bind its successors. All agreements of the Trustee and Collateral Agent in this Third Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first above written.

SIGNATURES

Dated as of October 17, 2014

WISE METALS GROUP LLC

	By:	/s/ Robert Ericson

		Name:	Robert Ericson
		Title:	Executive Vice President Chief Legal Officer

WISE ALLOYS FINANCE CORPORATION

	By:	/s/ Robert Ericson

		Name:	Robert Ericson
		Title:	Vice President and Secretary

WISE ALLOYS LLC

	By:	/s/ Robert Ericson

		Name:	Robert Ericson
		Title:	Executive Vice President and Secretary

LISTERHILL TOTAL MAINTENANCE CENTER LLC

	By:	/s/ Robert Ericson

		Name:	Robert Ericson
		Title:	Vice President and Secretary

ALABAMA ELECTRIC MOTOR SERVICES, LLC

	By:	/s/ Robert Ericson

		Name:	Robert Ericson
		Title:	Vice President and Secretary

[Third Supplemental Indenture]

WAC I, LLC

By:	/s/ Robert Ericson

	Name:	Robert Ericson
	Title:	Manager

[Third Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION,

not in its individual capacity, but solely as Trustee

By:	/s/ STEFAN VICTORY
	Name:	STEFAN VICTORY
	Title:	VICE PRESIDENT

WELLS FARGO BANK, NATIONAL ASSOCIATION,

not in its individual capacity, but solely as Collateral Agent

By:	/s/ STEFAN VICTORY
	Name:	STEFAN VICTORY
	Title:	VICE PRESIDENT

[Third Supplemental Indenture}